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                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No. ______)


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|_|    Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|    Definitive Information Statement
|X|    Definitive Additional Materials
|_|    Soliciting Material under ss. 240.14a-12


                           Medisys Technologies, Inc.
                (Name of Registrant as Specified In Its Charter)

                     Medisys Reform Committee Year 2001, LLC
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Following are postings on behalf of Medisys Reform Committee Year 2001, LLC on
Raging Bull message board of Medisys Technologies, Inc. on April 25, 2001.
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Fellow Medisys Shareholders:

Some of you may read from time to time the SCEP Message Board on Raging Bull. A recent poster has raised questions as to whether Ma Barker is a shill for management. Based upon the following, I suggest you give that question some serious thought.

Management shills have posted on this Board in the past. For example, "SkipsValue" proved to be Kevin Sakser. Mr. Sakser put together the merger of Medisys and Phillips Pharmatech Labs, Inc. Afterwards, he actively promoted Medisys stock sales through private placements under a commission agreement with management. He stopped using the name "SkipsValue" when he was caught by another member of the Raging Bull Message Board.

Last Fall, my lawyers discovered some interesting facts about Mr. Sakser. We learned a few years ago the SEC obtained a permanent federal injunction against Mr. Sakser in Georgia restraining him from selling stock without a broker's license. That lawsuit involved the fraudulent sale of stock in a boilerroom operation. Even today Mr. Sakser does not have a broker's license. In time we will try to determine if he is posting again under a different name.

Recently, "D_Storm" was posting on the Raging Bull Message Board and signed as "Deborah." Deborah turned out to be a man, not a woman. Deborah proved to be Frederick Schrils. Mr. Schrils was the attorney for management here in Tampa. A review of the messages demonstrates he knowingly lied to all of you about a number of things. For example, he knowingly lied about who he is, his sex, his employment as a lawyer, his knowledge of law, his relationships to management and the nature and extent of the proceedings in Tampa at that time. Mr. Schrils was later forced to admit, under oath, in federal court that he had engaged in this dishonest and unethical conduct.

On this point, ask yourself this: Why hasn't lawyer Sutherland (Chairman of the Board and CEO), and lawyer Kiesel (Director and Secretary to the Board), and lawyer Alexander (Technical Advisor) (all current officers of management) disclosed to all of you that "D_Storm" was their lawyer and that he was outright lying to all of you? Sutherland, Kiesel and the others want your trust and vote. So, why have they failed to be forthright with you about their shill, Fred Schrils?

We believe Mr. Schrils was clearly attempting to distract shareholders from the fact that management was not winning the underlying lawsuit it filed against members of the Reform Committee. We believe Mr. Schrils was trying to distract the shareholders from the fact management has exposed the Company to serious liability for their outrageous conduct. We believe Mr. Schrils was trying to bolster the image of management to aid them should a proxy fight occur, which is why he and management have failed to honestly disclose that the dismissal of the shareholder is without prejudice.

Management tried to persuade the federal court to dismiss the shareholder lawsuit with prejudice. A dismissal with prejudice would bar us, and each of you, from ever holding most of the incumbent directors accountable for the excessive salaries and bonuses granted management. Such a dismissal would have avoided any scrutiny into how the last corporate elections were conducted and whether management may use your money to finance their re-election this year. THEY FAILED. If you read their 8K filed with the SEC you get less than a full picture and an impression the actually won something.

Because the shareholder lawsuit was dismissed without prejudice it means other shareholders can bring that lawsuit right now. And, once that Utah federal rescission litigation concludes, we shall become eligible to bring that lawsuit against them again.

Thus, despite the best efforts of Mr. Schrils to permanently shield these directors from liability, he failed. Thus, they still can be sued by other
shareholders.....and they know that. Thus, the financial claims against these directors for liability to the Company for excessive bonuses and salaries paid to management, as well as claims that current management should repay the Company for using Company funds (now estimated by Management to be $50,000.00) to finance their attempt to win control of Medisys can be reinstituted.

Since members of the Raging Bull Message Board have been snookered by a management lawyer and a management unlicensed stockbroker in the past, naturally we should be suspicious of "Ma Barker." Ma Barker never takes a critical, analytical evaluation of the conduct of management and whether that conduct has produced any results for the shareholders. We must assume Ma Barker thinks it is wonderful that the price of the stock has tanked, we have no sales, we have no substantial funds on hand, we have part time management (which is not producing the results they promised last year) earning staggering salaries and bonuses, we have a manufacturer who is not meeting its contractual obligations for which Medisys has paid substantial cash and stock, and that management's litigation is (they have admitted) exposing the company to substantial liability. Ma Barker must really think everyone who reads this Board lacks common sense or good judgment, and is incapable of reading and understanding the proxy materials.

I think it is a reasonable question to ask Ma Barker to answer what affiliation he (in my opinion) has with management. Since January 17, 2001 Ma Barker has posted nearly 400 messages on this Board. Remarkably, January 17 was the day Subway.com posted a "buy" recommendation for Medisys. January 17 was the first day this year Medisys traded over 1,000,000 shares in one day. Prior to that it was averaging 144,000 shares a day for the year 2001.

For the observers of keen eye, note how "Envirojam" subdued "Ma Barker" recently for resorting to irrelevant, irrational personal attacks upon me without provocation. It strikes me that "Envirojam's" comments were much like an employer who caught an employee doing something very dumb. As for me, I wouldn't be surprised to eventually learn that Envirojam, RayGlobe, Adviceman and Ma Barker are related. When the bad news breaks, they all seem to start hopping, hollering and mudslinging at the same time, causing distractions, and offering nothing of substance regarding the very real and serious problems Medisys faces. A classic example of this occurred when I challenged RayGlobe for deliberately misquoting our proxy materials. Ma Barker, who was not addressed, responded with mudslinging. And as always, dodging the question of his/her affiliation with management. Ma Barker's recent claims of no affiliation should be considered in light of the denials by "D_Storm" and management's failure to own up to their lawyer's dishonesty on the Raging Bull Message Board.

I want to conclude by thanking the many shareholders who are reading the proxy materials and sending their favorable responses. Messages such as this, since they can be construed as proxy solicitation materials, must be filed with the SEC before it can be placed on this Board. This takes time and we appreciate your patience. For those supportive shareholders, we will try to respond to your comments and questions at some point.

The Reform Committee urges all of you objective shareholders to take a long, hard look at posters on the Raging Bull Message Board who resort to unprovoked personal attacks and ask yourself whether they are really trying to offer anything of real value to you with respect to your investment. For our part, we intend to remain on message, and that message is, IT'S TIME FOR A CHANGE.

Carl Anderson
Medisys Reform Committee 2001, LLC


Certain Additional Information:

The participants in any solicitation that may be represented by this letter are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company ("MRC"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of MRC is E. Carl Anderson. As of the date of this communication, the foregoing MRC participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of Medisys, which constitutes 19.8% of the 61,154,342 shares issued and outstanding as reported by Medisys in its annual report on Form 10-KSB for the year ended December 31, 2000. The foregoing MRC participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on
Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in Medisys. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

The MRC participants have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with any solicitation that the MRC participants may make with respect to Medisys. The MRC participants advise all Medisys shareholders to read any such proxy statement when it is available because it will contain important information. Any such proxy statement will be available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.